UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 16, 2026

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Utah Ave, Suite 150, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(650) 550-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

* The registrant’s common stock is quoted on the OTCQX® Best Market under the symbol “VXRT.”

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2026, following a recommendation by the Nominating and Governance Committee of the Board of Directors (the “Board”) of Vaxart, Inc. (the “Company”), the Board appointed Raquel C. Bono, M.D., M.B.A., FACS, to serve on the Board, effective immediately, and until Dr. Bono’s successor is elected and qualified, or sooner in the event of her death, resignation, or removal. The Board has determined that Dr. Bono meets the independence standards adopted by the Board.

Dr. Bono has served as the Principal of RCB Consulting, LLC since October 2019 and served as Chief Executive Officer and Chief of Surgical Innovation of Medical iSight, a software-as-a-medical-device company developing three-dimensional navigational imaging for minimally invasive interventional procedures, from April 2024 to May 2026. From March 2020 to May 2023, at the appointment of the Governor of Washington, she served as Director of Washington State’s COVID-19 Health System Response Management. Dr. Bono served as Chief Health Officer of Viking Cruises (NYSE: VIK) from November 2020 until December 2023. Dr. Bono retired from the United States Navy as a Vice Admiral in 2019 after a career of more than 30 years in the Navy Medical Corps, during which she served as Director of the Defense Health Agency from 2015 to 2019, leading a joint, integrated combat support agency responsible for a $50 billion worldwide health care enterprise, and, earlier, as Commanding Officer of Naval Hospital Jacksonville, as Chief of Staff and Deputy Director of the TRICARE Management Activity, and as Deputy Director, Medical Resources, Plans and Policy, in the Office of the Chief of Naval Operations. A board-certified general surgeon with fellowship training in trauma and critical care, Dr. Bono has served as a director of Humana Inc. (NYSE: HUM) since September 2020, where she is a member of the Audit Committee and the Clinical Quality Committee. She is a Senior Fellow of the Johns Hopkins University Applied Physics Laboratory, Chair of the Board of Governors of the National Military Family Association, Chair of the Council of Directors of the Henry M. Jackson Foundation for the Advancement of Military Medicine, and Vice Chair of The Leapfrog Group. Dr. Bono holds a B.S. from the University of Texas at Austin, an M.D. from Texas Tech University Health Sciences Center School of Medicine, and an M.B.A. from Washington State University. The Board believes that Dr. Bono’s experience leading large, complex health care enterprises, her clinical, public health, and government background, and her public company board and audit committee service qualify her to serve as a director.

Dr. Bono will be entitled to receive cash and equity compensation for her service on the Board and committees thereof in the standard amounts previously approved by the Board and as set forth in the Vaxart, Inc. Non-Employee Director Compensation Program.

Dr. Bono has also entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2018.

There are no arrangements or understandings between Dr. Bono and any other persons, pursuant to which she was appointed as a member of the Board. There are no family relationships between Dr. Bono and any of the Company’s directors or executive officers. Dr. Bono is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On October 19, 2026, the Company issued a press release announcing the appointment of Dr. Bono as a member of the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 19, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2026	VAXART, INC.

/s/ Steven Lo
Steven Lo
President and Chief Executive Officer